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                                                                      EXHIBIT 21
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                         SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARIES                     PERCENTAGE OWNED   STATE OF INCORPORATION
------------                     ----------------   ----------------------
Greene County Bank ............        100%               Tennessee
Premier Bank of East Tennessee         100%               Tennessee
American Fidelity Bank (1) ....        100%               Tennessee

SUBSIDIARIES OF GREENE COUNTY
 BANK
Superior Financial Services,
 Inc...........................        100%               Tennessee
Superior Mortgage Company .....        100%               Tennessee
GCB Acceptance Corporation ....        100%               Tennessee


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(1) Currently defunct following merger into Greene County Bank in 1996 and survival of charter only under Tennessee law.